Exhibit 23.1

As independent petroleum engineers, we hereby consent to the inclusion in TXO Partners, L.P.’s Annual Report on Form 10-K, of our reserves reports of TXO Partners, L.P. proved oil and natural gas reserves estimates and associated estimates of future net revenues and their present value as of December 31, 2023, 2022 and 2021, included in or made a part of the Annual Report on Form 10-K, to the inclusion of its summary report dated January 19, 2024, February 17, 2023 and August 24, 2022, respectively, as exhibits to the Annual Report on Form 10-K..

CAWLEY, GILLESPIE & ASSOCIATES, INC. Texas Registered Engineering Firm

W. Todd Brooker, P.E. President

Austin, Texas
March 5, 2024